UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2007
ACCENTURE LTD
(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16565 (Commission File Number)	98-0341111 (I.R.S. Employer Identification No.)
Canon’s Court
22 Victoria Street
Hamilton HM12, Bermuda
(Address of principal executive offices)
Registrant’s telephone number, including area code: (441) 296-8262
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Executive Officers, Election of Directors; Appointment of Principal Executive Officers; Compensatory Arrangements of Certain Officers
     On November 20, 2007, the Compensation Committee of the Board of Directors of Accenture Ltd (the “Company”) modified the compensatory arrangements of its named executive officers for the Company’s 2008 compensation year (December 1, 2007 through November 30, 2008).
     Historically, base cash compensation for our named executive officers, other than our Chief Executive Officer, has been based primarily on a unit system. Under this system, our senior executives, including our named executive officers, were assigned a number of base units and a number of performance units. The number of base units assigned reflected the executive’s level of responsibility within the Company. The number of performance units assigned to our named executive officers was determined by the Compensation Committee’s evaluation of objective and subjective factors relative to the executive’s job performance during the prior fiscal year. The aggregate number of base and performance units awarded to each executive was then multiplied by a determined amount of earnings per unit, and the resulting amount historically comprised the “base salary” paid to the executive officer over the course of the following compensation year.
     Beginning with the 2008 compensation year, the Company has decided to eliminate the performance unit component of base salary and instead, as further described below, each of our senior executives will be eligible to receive, on an annual basis, an individual performance bonus to be determined based on the executive’s individual performance during the prior fiscal year (the “Performance Bonus”). This modification will take effect on December 1, 2007. Thus, beginning in December 2007, each executive’s base salary will be based only on the number of base units assigned for the relevant compensation year. Following completion of the fiscal year, the executive will be eligible to receive a Performance Bonus relating to his or her individual performance for the year. The Performance Bonus awarded each year, if any, will be in addition to each executive’s cash bonus received under our Annual Bonus Plan. The Company determined to make this change in the compensation of our executive officers as part of our plan to move away from our historic partnership compensation structure to a more market-based compensation program. In addition, with this change, performance compensation will be paid at a time closer to the year in which it was earned, creating a more direct relationship between the results achieved and the compensation paid to the executive.
     In connection with this change, the number of base units used to determine base salary for the 2008 compensation year at each level of responsibility (including the levels of our named executive officers) was increased in order to compensate these executives for the reduction of their monthly cash compensation resulting from the elimination of the performance unit compensation. In addition, as part of our transition to this new executive compensation structure and due to the loss of a portion of their monthly cash compensation, our senior executives, including our named executive officers, will be eligible to receive a one-time bonus payment in December 2007, based on their performance during fiscal 2007 (the “Transition Bonus”).
     Although our Chief Executive Officer is not compensated based on the unit system, his compensation arrangements have been adjusted as follows: his base salary for 2008 will be reduced; he will receive a Transition Bonus in December 2007 in respect of his performance over the 2007 fiscal year; and he will be eligible to receive a Performance Bonus following the 2008 fiscal year, determined on the basis of his fiscal 2008 job performance, each as determined by the Compensation Committee. These modifications were approved in order to align our Chief Executive Officer’s compensation with that of our other senior executives.
     The amount of the Performance Bonus each named executive officer, including our Chief Executive Officer, is eligible to receive will be a percentage of his or her base salary, determined by the executive’s level of responsibility within the Company and performance with respect to subjective and objective performance factors. The Compensation Committee will ultimately determine the exact amount of each Performance Bonus for our then-current named executive officers each year. Our Chief Executive Officer’s target Performance Bonus will be 100% of his base salary, with possible ranges as follows:

Partially Meets
Performance Rating:	Expectations	Meets Expectations	Exceeds Expectations
Percentage of Base Salary:	0-40%	75-125%	150-180%
     Each of our other named executive officers, depending on his or her level of responsibility, will be eligible for a Performance Bonus with a possible range (as a percentage of his or her base salary) as follows:

Partially Meets
Performance Rating:	Expectations	Meets Expectations	Exceeds Expectations
Percentage of Base Salary:	0-30%	30-115%	95-160%
     All other elements of our compensation programs for our named executive officers, including the Annual Bonus Plan and our equity compensation programs, remained unchanged.
     The net result of these changes for the 2008 compensation year is that each of our named executive officers will receive lower monthly compensation, but increased overall fixed cash compensation as a result of the Transition Bonus. For compensation years after 2008, we anticipate that, as a result of the Performance Bonus, the executives’ cash compensation will be subject to greater variation from year to year, based on lower fixed cash compensation and greater variable compensation determined by their individual performance and contributions to the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 27, 2007	ACCENTURE LTD
/s/ Douglas G. Scrivner
	Name:	Douglas G. Scrivner
	Title:	General Counsel & Secretary